EXHIBIT 99.1

Non-Employee Director Compensation Program

     The non-employee director compensation program effective January 1, 2005 is set forth below:

•	Non-employee directors receive an annual retainer fee of $20,000.

•	Additional annual retainers will be paid to non-employee directors who serve as the Chairman of the Audit Committee ($7,500), Chairman of the Compensation Committee ($2,500) and Chairman of the Nominating and Governance Committee ($2,500).

•	Non-employee directors will receive $1,000 for attendance at each regular or special Board of Director meeting, $1,000 for participation in all committee meetings, including those that are held on the same day as regularly scheduled Board of Director meetings, and reimbursement for reasonable out-of-pocket expenses.

•	Non-employee directors participate in the Company’s 1996 Outside Directors Stock Option Plan (the “1996 Directors Plan”). The 1996 Directors Plan was approved by stockholders and provides for the issuance of up to 225,000 shares of common stock to eligible participants under non-statutory stock option grants. Under the 1996 Directors Plan, non-employee directors receive a one-time grant to purchase 18,750 shares upon appointment to the Board of Directors, and an annual grant to purchase 6,000 shares for each year of service thereafter. The non-statutory stock options may be granted at a price not less than the fair market value of the common stock at the date of grant. The options generally vest over a three-year period commencing at the date of grant, and expire in ten years. The 1996 Directors Plan has no scheduled termination date. On February 15, 2005, the Compensation Committee of our Board of Directors approved an immediate acceleration of the vesting for all of the 56,000 unvested stock options previously awarded to directors under the 1996 Outside Director Stock Option Plan through that date.